Exhibit 10.32

NON-COMPETE, NON-SOLICIATION AND CONFIDENTIALITY AGREEMENT

This NON-COMPETE, NON-SOLICIATION AND CONFIDENTIALITY AGREEMENT (this “Agreement”) is entered into as of [insert date] by and between The TDL Group Corp., a Canadian corporation (together with any Successor thereto, the “Company”), and [insert name] (“Executive”).

WITNESSETH:

[WHEREAS, Executive commenced employment with the Company on [insert date];]

WHEREAS, during the term of Executive’s employment with the Company, Executive will receive access to competitively sensitive, confidential, proprietary and trade secret information relating to the current and planned business of the Company;

WHEREAS, the Company and Executive desire to make certain arrangements to protect the value of such information to the Company during Executive’s employment and following the termination of Executive’s employment with the Company; and

[WHEREAS, Executive currently is a party to an Employment Agreement with the Company dated as of November 2, 2010, as such agreement may have been amended from time to time, that governs the terms and conditions of his employment (as so amended, the “Original Agreement”) and Executive and the Company desire to have the Original Agreement superseded by the terms of this Agreement.]

NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises contained herein and for other good and valuable consideration, the Company and Executive hereby agree as follows:

1. Employment; Amendment and Restatement of Original Agreement. Executive acknowledges and agrees that nothing herein shall be construed as a guarantee of continued employment for a specific period or under particular terms or otherwise as having altered Executive’s employment-at-will status with the Company. [Additionally, Executive acknowledges and agrees that this Agreement shall serve as a complete amendment and restatement of the Original Agreement. All terms of the Original Agreement shall be superseded by the terms of this Agreement and, upon execution of this Agreement, the Original Agreement shall be of no further force and effect.]

2. Restrictive Covenants. Each of the Company and Executive agrees that the Executive will have a prominent role in the management of the business, and the development of the goodwill of the Company and its Affiliates, and will establish and develop relations and contacts with the principal franchisees, customers and suppliers of the Company and its Affiliates throughout the world, all of which constitute valuable goodwill of, and could be used by Executive to compete unfairly with, the Company and its Affiliates. In addition, Executive recognizes that he will have access to and become familiar with or be exposed to Confidential Information (as such term is defined below), in particular, trade secrets, proprietary information, customer lists, and other valuable business information of the Company pertaining or related to the quick service restaurant business. Executive agrees that Executive could cause grave harm to the Company if Executive, among other things, worked for the Company’s competitors, solicited the Company’s employees away from the Company or solicited the Company’s franchisees upon the termination of Executive’s employment with the Company or misappropriated or divulged the Company’s Confidential Information, and that as such, the Company has legitimate business interests in protecting its goodwill and Confidential Information, and these legitimate business interests therefore justify the following restrictive covenants:

(a) Confidentiality. Executive agrees that during Executive’s employment with the Company and thereafter, Executive will not, directly or indirectly (A) disclose any Confidential Information to any Person (other than, only with respect to the period that Executive is employed by the Company, to an employee or outside advisor of the Company who requires such information to perform his or her duties for the Company), or (B) use any Confidential Information for Executive’s own benefit or the benefit of any third party. “Confidential Information” means confidential, proprietary or commercially sensitive information relating to (Y) the Company or its Affiliates, or members of their respective management or boards or (Z) any third parties who do business with the Company or its Affiliates, including franchisees and suppliers. Confidential Information includes, without limitation, marketing plans, business plans, financial information and records, operation methods, personnel information, drawings, designs, information regarding product development, other commercial or business information and any other information not available to the public generally. The foregoing obligation shall not apply to any Confidential Information that has been previously disclosed to the public or is in the public domain (other than by reason of a breach of Executive’s obligations to hold such Confidential Information confidential). If Executive is required or requested by a court or governmental agency to disclose Confidential Information, Executive must notify the General Counsel of the Company of such disclosure obligation or request no later than three (3) business days after Executive learns of such obligation or request, and permit the Company to take all lawful steps it deems appropriate to prevent or limit the required disclosure.

(b) Non-Competition. Executive agrees that during his employment with the Company (the “Employment Period”), Executive shall devote all of his skill, knowledge, commercial efforts and business time to the conscientious and good faith performance of his duties and responsibilities to the Company to the best of Executive’s ability and Executive shall not, directly or indirectly, be employed by, render services for, engage in business with or serve as an agent or consultant to any Person other than the Company. Executive further agrees that during the Employment Period and for the one (1) year period following Executive’s termination of employment with the Company, Executive shall not directly or indirectly engage in any activities that are competitive with the quick service restaurant business conducted by the Company, and Executive shall not, directly or indirectly, become employed by, render services for, engage in business with, serve as an agent or consultant to, or become a partner, member, principal, stockholder or other owner of, any Person or entity that engages in the quick serve restaurant business anywhere in the world, including any franchisee of the Company or any if its Affiliates, provided that Executive shall be permitted to hold a one percent (1%) or less interest in the equity or debt securities of any publicly traded company. Executive’s duties and responsibilities involve, and/or will affect, the operation and management of the Company on a worldwide basis. Executive will obtain Confidential Information that will affect the Company’s operations throughout the world. Accordingly, Executive acknowledges that the Company has legitimate business interests in requiring a worldwide geographic scope and application of this non-compete provision, and agrees that this non-compete provision applies on a worldwide basis.

(c) Non-Solicitation of Employees and Franchisees. During Employment Period and for the one (1) year period following Executive’s termination of employment with the Company, Executive shall not, directly or indirectly, by [himself] or through any third party, whether on Executive’s own behalf or on behalf of any other Person or entity, (i) solicit or induce or endeavor to solicit or induce, divert, employ or retain, (ii) interfere with the relationship of the Company or any of its Affiliates with, or (iii) attempt to establish a business relationship of a nature that is competitive with the business of the Company with any Person that is or was (during the last twelve (12) months of Executive’s employment with the Company) (A) an employee of the Company or any of its Affiliates, (B) engaged to provide services to the Company or any of its Affiliates, including vendors who provide or have provided advertising, marketing or other services to the Company or any of its Affiliates, or (C) a franchisee of the Company or any of its Affiliates.

3. Work Product. Executive agrees that all of Executive’s work product (created solely or jointly with others, and including any intellectual property or moral rights in such work product), given, disclosed, created, developed or prepared in connection with Executive’s employment with the Company, whether ensuing during or after the Employment Period (“Work Product”) shall exclusively vest in and be the sole and exclusive property of the Company. In the event that any such Work Product does not vest by operation of law in the Company, Executive hereby irrevocably assigns, transfers and conveys to the Company, exclusively and perpetually, all right, title and interest which Executive may have or acquire in and to such Work Product throughout the world, including without limitation any copyrights and patents, and the right to secure registrations, renewals, reissues, and extensions thereof. The Company and its Affiliates or their designees shall have the exclusive right to make full and complete use of, and make changes to all Work Product without restrictions or liabilities of any kind, and Executive shall not have the right to use any such materials, other than within the legitimate scope and purpose of Executive’s employment with the Company. Executive shall promptly disclose to the Company the creation or existence of any Work Product and shall take whatever additional lawful action may be necessary, and sign whatever documents the Company may require, in order to secure and vest in the Company or its designee all right, title and interest in and to all Work Product and any intellectual property rights therein (including full cooperation in support of any Company applications for patents and copyright or trademark registrations).

4. Compliance With Company Policies. During the Employment Period, Executive shall be governed by and be subject to, and Executive hereby agrees to comply with, all Company policies, procedures, rules and regulations applicable to employees generally or to employees at Executive’s grade level, including without limitation, the Restaurant Brands International Inc. Code of Business Ethics and Conduct, in each case, as they may be amended from time to time in the Company’s sole discretion (collectively, the “Policies”).

5. Data Protection & Privacy.

(a) Executive acknowledges that the Company, directly or through its Affiliates, collects and processes data (including personal sensitive data and information retained in email) relating to Executive. Executive hereby agrees to such collection and processing and further agrees to execute the Company’s Employee Consent to Collection and Processing of Personal Information, a copy of which is attached to this Agreement as Attachment 1.

(b) To ensure regulatory compliance and for the protection of its workers, customers, suppliers and business, the Company reserves the right to monitor, intercept, review and access telephone logs, internet usage, voicemail, email and other communication facilities provided by the Company which Executive may use during Executive’s employment with the Company. The Company will use this right of access reasonably, but it is important that Executive is aware that all communications and activities on Company equipment or premises cannot be presumed to be private.

6. Injunctive Relief with Respect to Covenants; Forum, Venue and Jurisdiction. Executive acknowledges and agrees that a breach by Executive of any of Section 2, 3, 4 or 5 is a material breach of this Agreement and that remedies at law may be inadequate to protect the Company and its Affiliates in the event of such breach, and, without prejudice to any other rights and remedies otherwise available to the Company, Executive agrees to the granting of injunctive relief in the Company’s favor in connection with any such breach or violation without proof of irreparable harm, plus attorneys’ fees and costs to enforce these provisions. Executive further agrees that the foregoing is appropriate for any such breach inasmuch as actual damages cannot be readily calculated, the amount is fair and reasonable under the circumstances, and the Company would suffer irreparable harm if any of these Sections were breached. All disputes not relating to any request or application for injunctive relief in accordance with this Section 6 shall be resolved by arbitration in accordance with Section 9(b).

7. Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof. All prior correspondence and proposals (including but not limited to summaries of proposed terms) and all prior promises, representations, understandings, arrangements and agreements relating to such subject matter (including but not limited to those made to or with Executive by any other Person and those contained in any prior employment, consulting or similar agreement[, including the Original Agreement,] entered into by Executive and the Company or any predecessor thereto or Affiliate thereof) are merged herein and superseded hereby.

8. Survival. The following Sections shall survive the termination of Executive’s employment with the Company and of this Agreement: 2, 3, 5, 6, 7, 8 and 9.

9. Miscellaneous.

(a) Binding Effect; Assignment. This Agreement shall be binding on and inure to the benefit of the Company and its Successors and permitted assigns. This Agreement shall also be binding on and inure to the benefit of Executive and Executive’s heirs, executors, administrators and legal representatives. This Agreement shall not be assignable by any party hereto without the prior written consent of the other parties hereto, provided, however, that the Company may effect such an assignment without prior written approval of Executive upon the transfer of all or substantially all of its business and/or assets (by whatever means).

(b) Arbitration. If any dispute or controversy arises relating to the Agreement, Executive and the Company agree to seek to resolve the dispute or controversy through arbitration. Each party to the dispute may serve notice on the other party of its desire to resolve a particular dispute by arbitration. The parties shall agree upon an arbitrator to be selected from The American Arbitration Association’s list of arbitrators. In the event the parties cannot agree upon an arbitrator within five days after receipt of the notice of intention to arbitrate, the arbitrator will be appointed by ADR Chambers. The costs of the arbitration shall be shared equally by the parties. The arbitration must proceed expeditiously, and must be completed within six months of the date on which a party referred the dispute or controversy to arbitration. The arbitration shall be held in Oakville, Ontario and shall proceed in accordance with the provisions of the Arbitration Act (Ontario). The parties agree that the laws of the Province of Ontario and the laws of Canada applicable in the Province of Ontario will be used to evaluate the matters at issue in the arbitration. The arbitration shall not impair either party’s right to request injunctive or other equitable relief in accordance with Section 6 of this Agreement.

(c) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable in the Province of Ontario.

(d) Amendments. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is approved in writing by the Board or a Person authorized thereby and is agreed to in writing by Executive. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No waiver of any provision of this Agreement shall be implied from any course of dealing between or among the parties hereto or from any failure by any party hereto to assert its rights hereunder on any occasion or series of occasions.

(e) Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby. In the event that one or more terms or provisions of this Agreement are deemed invalid or unenforceable by the laws of Canada or any other province, state or jurisdiction in which it is to be enforced, by reason of being vague or unreasonable as to duration or geographic scope of activities restricted, or for any other reason, the provision in question shall be immediately amended or reformed to the extent necessary to make it valid and enforceable by the court of such jurisdiction charged with interpreting and/or enforcing such provision. Executive agrees and acknowledges that the provision in question, as so amended or reformed, shall be valid and enforceable as though the invalid or unenforceable portion had never been included herein.

(f) Notices. Any notice or other communication required or permitted to be delivered under this Agreement shall be (i) in writing, (ii) delivered personally, by courier service or by certified or registered mail, first-class postage prepaid and return receipt requested, (iii) deemed to have been received on the date of delivery or, if mailed, on the third business day after the mailing thereof, and (iv) addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

(A)	If to the Company, to it at: The TDL Group Corp. 225 Wyecroft Road Oakville, Ontario L6K 3X7 Attention: Chief People Officer	with a copy to:	Restaurant Brands International Inc. 225 Wyecroft Road Oakville, Ontario L6K 3X7 Attention: General Counsel

(B) if to Executive, to Executive’s residential address as currently on file with the Company.

(g) Acknowledgements. Executive acknowledges and agrees that (i) Executive has had sufficient time to review and consider this Agreement thoroughly; (ii) Executive has read and understands the terms of this Agreement and Executive’s obligations hereunder; (iii) Executive has been given an opportunity to obtain independent legal advice, or such other advice as Executive may desire, concerning the interpretation and effect of this Agreement; and (iv) this Agreement is entered into voluntarily and without any pressure.

(h) Voluntary Agreement; No Conflicts. Executive represents that Executive is entering into this Agreement voluntarily and that Executive’s employment hereunder and compliance with the terms and conditions of this Agreement will not conflict with or result in the breach by Executive of any agreement to which Executive is a party or by which Executive or Executive’s properties or assets may be bound.

(i) Counterparts/Facsimile. This Agreement may be executed in counterparts (including by facsimile), each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

(j) Headings. The section and other headings contained in this Agreement are for the convenience of the parties only and are not intended to be a part hereof or to affect the meaning or interpretation hereof.

(kj) Employment Agreement. For the avoidance of doubt, this Agreement will constitute an “employment agreement” as such term may be defined in any equity award agreement issued in connection with the common stock of Restaurant Brands International Inc. or any of its Affiliates.

(k) Certain other Definitions.

“Affiliate”: with respect to any Person, means any other Person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with the first Person, including but not limited to a Subsidiary of any such Person.

“Control” (including, with correlative meanings, the terms “Controlling”, “Controlled by” and “under common Control with”): with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Person”: any natural person, firm, partnership, limited liability company, association, corporation, company, trust, business trust, governmental authority or other entity.

“Subsidiary”: with respect to any Person, each corporation or other Person in which the first Person owns or Controls, directly or indirectly, capital stock or other ownership interests representing fifty percent (50%) or more of the combined voting power of the outstanding voting stock or other ownership interests of such corporation or other Person.

“Successor”: of a Person means a Person that succeeds to the first Person’s assets and liabilities by merger, liquidation, dissolution or otherwise by operation of law, or a Person to which all or substantially all the assets and/or business of the first Person are transferred.

IN WITNESS WHEREOF, the Company has duly executed this Agreement by its authorized representatives, and Executive has hereunto set his hand, in each case effective as of the date first above written.

[THE TDL GROUP CORP.]

By:
Name:
Title:

Executive:

[insert name]

ATTACHMENT 1

[THE TDL GROUP CORP.]

EMPLOYEE CONSENT TO COLLECTION

AND PROCESSING OF PERSONAL INFORMATION

Tim Hortons Inc. (“the Company”) has informed me that the Company collects and processes my personal information only for legitimate human resource and business reasons such as payroll administration, to fill employment positions, maintaining accurate benefits records, meet governmental reporting requirements, security, health and safety management, performance management, company network access and authentication. I understand the Company will treat my personal data as confidential and will not permit unauthorized access to this personal data. I HEREBY CONSENT to the Company collecting and processing my personal information for such human resource and business reasons.

I understand the Company may from time-to-time transfer my personal data to the corporate office of the Company (currently located in Oakville, Ontario, Canada), another subsidiary, an associated business entity or an agent of the Company, located either in Canada, the United States or in another country, for similar human resource and business reasons. I HEREBY CONSENT to such transfer of my personal data outside the country in which I work to the corporate office Canada or in the United States of America, another subsidiary or associated business entity or agent for human resource management and business purposes.

I further understand the Company may from time-to-time transfer my personal information to a third party, either in Canada, the United States or another country, for processing the information for legitimate human resource and business purposes. I HEREBY CONSENT to the transfer of my personal information for such human resource purposes to a third party.

I understand the Company may from time-to-time collect and process personal information regarding my race and/or national origin for the limited use of complying with legal reporting requirements under the laws of Canada, the United States and/or any other state or country in which I work. I HEREBY CONSENT to the Company collecting and processing information regarding my race and/or national origin for this purpose.

(Executive’s Signature)

(Executive’s Name – Please Print)

Date: _____________________________________